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                                                                    EXHIBIT 11.1

                          ALLIED WASTE INDUSTRIES, INC.
         STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS - PRIMARY
        (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS AND NUMBER OF SHARES)

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
                                                                Six Months                              Three Months
                                                               Ended June 30,                          Ended June 30,
                                                     --------------------------------        --------------------------------
                                                         1996                1997                1996                1997
                                                     ------------        ------------        ------------        ------------
                                                               (unaudited)                              (unaudited)
Income before extraordinary item .............       $      4,237        $     18,597        $      1,431        $     12,729
Extraordinary loss due to early extinguishment
   of debt, net of benefit ...................                 --              52,412                  --              52,412
                                                     ------------        ------------        ------------        ------------
Net income (loss) ............................              4,237             (33,815)       $      1,431             (39,683)
Dividends on preferred stock .................               (575)               (337)               (287)               (166)
                                                     ------------        ------------        ------------        ------------
Adjusted net income (loss)
   to common shareholders ....................       $      3,662        $    (34,152)       $      1,144        $    (39,849)
                                                     ============        ============        ============        ============

Historical weighted average common
   shares outstanding ........................         55,911,835          76,187,144          57,425,575          77,074,817
Common stock equivalents -
   Stock options and warrants ................          2,166,106           7,761,939           1,968,150           6,204,901
Issuable pursuant to
    earn-out agreements ......................            795,274             746,289             802,249             746,289
                                                     ------------        ------------        ------------        ------------
Weighted average common and
    common equivalent shares .................         58,873,215          84,695,372          60,195,974          84,026,007
                                                     ============        ============        ============        ============
Primary net income (loss) per share:
   Income before extraordinary loss ..........       $       0.06        $       0.22        $       0.02        $       0.15
   Extraordinary loss ........................                 --               (0.62)                 --               (0.62)
                                                     ------------        ------------        ------------        ------------
   Adjusted net income (loss) ................       $       0.06        $      (0.40)       $       0.02        $      (0.47)
                                                     ============        ============        ============        ============
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